UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   March 12, 2008

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-14330	57-1003983
(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           2008 Compensation Plans.  On March 12, 2008, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Polymer Group, Inc. (the “Company”) approved the targets and the potential awards for fiscal year 2008 (the “2008 Plan”) under the Company’s Short-Term Incentive Compensation Plan, which provides for grants of performance-based cash awards for employees of the Company and its subsidiaries.

The 2008 Plan provides for target bonus percentages of 100% of base salary for the Chief Executive Officer, 50% for the other named executive officers, and a range of percentages down to 5% of base salary for other eligible employees.  Additionally, employees without pre-approved targets may participate in the 2008 Plan at the discretion of the Compensation Committee and/or the Chief Executive Officer based on management’s recommendations.  The 2008 Plan establishes performance targets that the business units within the Company are required to meet in order for cash awards to be paid to participants. The performance targets are based primarily upon financial measures, specifically Company-defined EBITDA and working capital management, and a non-financial measure related to safety.  A portion of the award could also be based on personal performance.  Awards could range from zero to a maximum of 200% of the targeted award.

The Compensation Committee also approved Company-defined EBITDA as the financial performance measure and set the fiscal 2008 EBITDA targets to be used to determine vesting of previously granted stock options and restricted stock, where vesting is subject to the Company achieving annual financial performance targets under the Company’s 2003 Stock Option Plan and/or the Company’s 2005 Employee Restricted Stock Plan.

                2007 Compensation Plans.  In addition, the Compensation Committee reviewed the Company’s audited financial results for fiscal year 2007 with respect to the Company’s Short-Term Incentive Compensation Plan (the “2007 Plan”).   Except for the Chief Operating Officer, Michael W. Hale, the Committee approved awards for the named executive officers in accordance with the 2007 Plan.  Regarding Mr. Hale, the Compensation Committee, in exercise of its discretion, authorized a one-time grant of common stock from the Company’s 2005 Employee Restricted Stock Plan that will result in Mr. Hale receiving $29,888 in value (in the form of stock) in addition to the amount already earned under the 2007 Plan.  The Compensation Committee exercised its discretion to provide additional compensation to reward performance negatively impacted by factors determined to be outside of management’s full control, most notably rapid raw material cost increases in the fourth quarter of fiscal 2007, which significantly impacted performance for the Company.

                For substantially the same reasons, the Compensation Committee approved vesting of previously granted stock options and restricted stock at rates in excess of the vesting earned based on fiscal 2007 performance.  Performance for fiscal 2007 would have resulted in vesting of approximately 51% of the stock options and restricted stock grants subject to the annual financial performance vesting requirement under the Company’s 2003 Stock Option Plan and/or the Company’s 2005 Employee Restricted Stock Plan.  The Compensation Committee, in exercise of its discretion, granted participants, including the named executive officers, vesting credit equal to 100% rather than 51%.

                CEO Compensation.  Pursuant to the Executive Employment Agreement dated April 23, 2007 between the Company and Veronica M. Hagen, the Company’s Chief Executive Officer, Ms. Hagen, on the first, second, and third anniversaries of the effective date, and upon the satisfaction of certain performance goals established by the Board of Directors for fiscal years 2007, 2008, and 2009 respectively, is eligible for an annual target award of 50,000 (with a minimum of zero and a maximum of 100,000) restricted shares of Company common stock under the 2005 Employee Restricted Stock Plan; provided, that for the equity award opportunity on the first anniversary of the effective date (i.e., fiscal year 2007 performance), Ms. Hagen shall receive no less than 50% of the target award (i.e., 25,000 restricted shares) (the “Guaranteed Shares”). The equity awards, if any, for the first, second, and third anniversaries of the effective date shall vest over a period of 4 years, at a rate of 25% per year, provided certain performance goals are met as established by the Board of Directors over the 4 year vesting period; provided further, the Guaranteed Shares shall vest based on service at a rate of 25% per year on the first four anniversaries of the award date.

                In further exercise of its discretion and for the reasons set forth above, the Compensation Committee authorized a grant to Ms. Hagen in excess of the grant earned based on fiscal 2007 performance.  Based on fiscal 2007 performance at 51% of target, Ms. Hagen would have been entitled to receive a grant equal to 25,500 restricted shares of the Company’s common stock.  The Compensation Committee authorized a grant of 35,000 restricted shares of the Company’s common stock, which grant will be made on April 23, 2008, the anniversary of the effective date.  The authorized grant includes the Guaranteed Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.
(Registrant)

Date: March 18, 2008	By:	/s/ Daniel L. Rikard
Daniel L. Rikard
Vice President, General Counsel
and Secretary